Exhibit 99.1

CENTRAL EUROPEAN MEDIA ENTERPRISES
REPORTS OUTSTANDING FIRST QUARTER 2008 RESULTS AND TARGETS $1.1 BILLION FULL YEAR REVENUES

- Q1 Net Revenues Increase 51%
- Q1 Segment EBITDA Increases 86%
- Q1 Operating Income Up 236% to $44.7 Million

HAMILTON, BERMUDA, April 30, 2008 – Central European Media Enterprises Ltd. (“CME”) (NASDAQ/Prague Stock Exchange - CETV) today announced financial results for the three months ended March 31, 2008.

Net revenues for the first quarter of 2008 increased 51% to $223.5 million, compared to the first quarter of 2007. Operating income for the quarter increased $31.4 million to $44.7 million. Net income increased $15.1 million, and fully diluted income per share increased by $0.36 to $0.35.  Segment EBITDA(1)  for the first quarter of 2008 increased 86% to $74.7 million, compared to the first quarter of 2007.

Michael Garin, Chief Executive Officer of CME, said: "Following a spectacular 2007 performance, 2008 is off to a strong start and we are on route to achieve another record-setting year, with expected revenues of $1.1 billion and broadcast Segment EBITDA of $440 million. At a time when most media companies are struggling to deliver growth, CME is distinguishing itself from its peers by forecasting broadcast revenue growth of 30% and Segment EBITDA growth of 36%. We are aggressively developing our New Media businesses. They currently attract more than 1.2 million unique daily visitors. In a period of chaotic financial markets, the successful issuance of $475 million in senior convertible notes has provided us with the financial resources to execute on our strategic growth initiatives and continue to drive value for shareholders."

Adrian Sarbu, Chief Operating Officer of CME, added: “We are delivering terrific results in all our markets. Every one of CME’s television stations exceeded our expectations in the first quarter. Our revenue growth initiatives combined with a focus on operating efficiencies continue to drive margin expansion. Once we complete the buyout of our partners in Studio 1+1, we will be in a strong position to capitalize on the rapid growth in our largest market, as everywhere else.”

- continued -

(1)
Segment Data, Segment Net Revenues and Segment EBITDA as used in this press release are all non US-GAAP measures.  For further details, including a reconciliation to the most directly comparable US GAAP financial measures, see ‘Reconciliation Between Consolidated Statements of Operations and Segment Data (non-US GAAP)’ below.  We define Segment EBITDA margin as Segment EBITDA expressed as a percentage of Segment Net Revenue.

Consolidated Results for the Three Months Ended March 31, 2008

Consolidated net revenues for the three months ended March 31, 2008 increased by 51% to $223.5 million from $147.9 million for the three months ended March 31, 2007.  Operating income for the quarter was $44.7 million compared to $13.3 million for the three months ended March 31, 2007.  Net income for the quarter was $14.9 million compared to a loss of $0.3 million for the three months ended March 31, 2007.  Fully diluted income loss per share for the three months ended March 31, 2008 increased $0.36 to $0.35.

Headline consolidated results for the three months ended March 31, 2008 and 2007 were:

	CONSOLIDATED RESULTS (Unaudited)
	For the Three Months Ended March 31, (US $000’s)
	2008	2007	$ change	% change
Net revenues	$223,470	$147,912	$75,558	51%
Operating income	$44,676	$13,287	$31,389	236%
Net income / (loss)	$14,895	$(250)	$15,145	Nm
Fully diluted income / (loss) per share	$0.35	$(0.01)	$0.36	Nm

Segment Results

We evaluate the performance of our operations based on Segment Net Revenues  and Segment EBITDA (earnings before interest, taxes, depreciation and amortization).

Segment Results for the Three Months Ended March 31, 2008

For the three months ended March 31, 2008, total Segment Net Revenues increased 51% to $223.5 million from $147.9 million for the three months ended March 31, 2007. Total Segment EBITDA for the three months ended March 31, 2008 increased 86% to $74.7 million from $40.1 million in the three months ended March 31, 2007. Segment EBITDA margin for the three months ended March 31, 2008 was 33% compared to 27% in the three months ended March 31, 2007.

Our total Segment Net Revenues, total Segment EBITDA and Segment EBITDA margin for the three months ended March 31, 2008 and 2007 were:

	SEGMENT RESULTS (Unaudited)
	For the Three Months Ended March 31, (US $000's)
	2008	2007	$ change	% change
Segment Net Revenues – broadcast operations	$221,497	$147,422	$74,075	50%
Segment Net Revenues – non-broadcast operations	1,973	490	1,483	303%
Total Segment Net Revenues	$223,470	$147,912	$75,558	51%
Segment EBITDA – broadcast operations	$76,177	$40,714	$35,463	87%
Segment EBITDA – non-broadcast operations	(1,478)	(593)	(885)	149%
Total Segment EBITDA	$74,699	$40,121	$34,578	86%
Segment EBITDA Margin	33%	27%

Guidance for Full Year 2008

We expect to deliver the following Segment results in 2008:

US$ millions	CME 2008 Guidance
	Segment Revenues	Growth 2008/2007	Segment EBITDA	Growth 2008/2007	Segment EBITDA Margin
Broadcast	1088	30%	440	36%	40%
New Media	12	231%	(15)	(287%)	(125%)
Total Segment	1,100	31%	425	33%	39%

In addition, we expect to incur corporate operating costs (excluding non-cash stock-based compensation) of approximately $38 million and capital expenditures of approximately $140 million.

Segment Net Revenues are equal to US GAAP net revenues.  We do not present a reconciliation of anticipated Segment EBITDA for the year to December 31, 2008 to an equivalent US GAAP measure because we have a significant amount of debt that is denominated in Euros, and consequently our net earnings are subject to inherently unpredictable and potentially material foreign currency gains or losses.

CME will host a teleconference to discuss its first quarter results and full-year 2008 guidance on Wednesday, April 30, 2008 at 10:00 a.m. New York time (3:00 p.m. London time and 4:00 p.m. Prague time). The teleconference will refer to presentation slides, which will be available on CME’s website www.cetv-net.com prior to the call.

To access the teleconference, U.S. and international callers may dial +1 973-321-1024 ten minutes prior to the start time and reference passcode 44056751.  The conference call will be broadcast live via www.cetv-net.com.

A replay of the teleconference will be available for two weeks following the call and may be accessed by dialing +1 (800) 642-1687 for U.S. callers and +1 (706) 645-9291 for international callers, passcode  44056751. A digital audio replay in mp3 format will also be archived on CME’s website.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements, including those with respect to our Ukrainian operations and expected revenue and EBITDA growth for 2008. For these statements and all other forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, general market and economic conditions in our markets as well as in the United States and Western Europe; the results of additional investment in Croatia and Ukraine; the expected completion dates and the impact of the buyout our partners in the Studio 1+1 group in Ukraine; the growth of television advertising spending and the rate of development of advertising in our markets; our ability to make future investments in television broadcast operations; our ability to develop and implement strategies regarding sales and multi-channel distribution; the performance of obligations by third parties with whom we have entered into agreements; the general political, economic and regulatory environments where we operate and application of relevant laws and regulations; the renewals of broadcasting licenses and our ability to obtain additional frequencies and licenses; and our ability to acquire necessary programming and attract audiences. For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in CME’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on April 30, 2008.

This press release should be read in conjunction with our Quarterly Report on Form 10-Q for the three months ended March 31, 2008, filed with the Securities and Exchange Commission on April 30, 2008, and our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on February 28, 2008.

We make available, free of charge, on our website www.cetv-net.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

CME is a TV broadcasting company operating leading networks in six Central and Eastern European countries with an aggregate population of approximately 90 million people. The company’s television stations are located in Croatia (Nova TV), Czech Republic (TV Nova, Nova Cinema, Galaxie Sport), Romania (PRO TV, PRO TV International, Acasa, PRO Cinema, Sport.ro and MTV Romania), Slovakia (TV Markíza, Galaxie Sport), Slovenia (POP TV, Kanal A) and Ukraine (Studio 1+1, Studio 1+1 International, Kino, Citi). CME is traded on the NASDAQ and the Prague Stock Exchange under the ticker symbol “CETV”.

###

For additional information, please visit www.cetv-net.com or contact:

Romana Tomasová,
Director of Corporate Communications,
Central European Media Enterprises
+44 20 7430 5357
romana.tomasova@cme-net.com

 CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS (continued)
(US$ 000’s, except share and per share data)
(Unaudited)

	For the Three Months Ended March 31,
	2008	2007
Net revenues	$223,470	$147,912
Operating costs	33,262	25,657
Cost of programming	94,754	66,353
Depreciation of station property, plant and equipment	12,340	6,899
Amortization of broadcast licenses and other intangibles	7,666	5,162
Cost of revenues	148,022	104,071
Station selling, general and administrative expenses	20,755	15,781
Corporate operating costs (including non-cash stock based compensation of $ 1.8 million and $1.2 million in the three months ended March, 31 2008 and 2007, respectively)	10,017	14,773
Operating income	44,676	13,287
Interest expense, net	(12,070)	(9,982)
Foreign currency exchange loss, net	(17,430)	(3,136)
Change in fair value of derivatives	(10,258)	4,524
Other income / (expense)	660	(244)
Income before provision for income taxes and minority interest	5,578	4,449
Provision for income taxes	10,342	(5,059)
Income / (loss) before minority interest	15,920	(610)
Minority interest in (income) / loss of consolidated subsidiaries	(1,025)	360
Net income / (loss)	$14,895	$(250)

PER SHARE DATA:
Net income / (loss) per share
Net income / (loss) – Basic	$0.35	$(0.01)
Net income / (loss) – Diluted	$0.35	$(0.01)

Weighted average common shares used in computing per share amounts (000s):
Basic	42,316	40,793
Diluted	42,732	40,793

Segment Data

We manage our business on a geographic basis, and review the performance of each geographic segment using data that reflects 100% of operating and license company results. Our segments are comprised of Croatia, the Czech Republic, Romania, the Slovak Republic, Slovenia and our two businesses in Ukraine.

We evaluate the performance of our segments based on Segment Net Revenues and Segment EBITDA.

Segment EBITDA is determined as segment net income/loss, which includes costs for program rights amortization, before interest, taxes, depreciation and amortization of broadcast licenses and other intangible assets. Items that are not allocated to our segments for purposes of evaluating their performance, and therefore are not included in Segment EBITDA, include:

•	expenses presented as corporate expenses in our consolidated statements of operations;

•	stock-based compensation charges;

•	foreign currency exchange gains and losses;

•	changes in the fair value of derivatives; and

•	certain unusual or infrequent items (e.g., gains and losses/impairments on assets or investments).

We use Segment EBITDA as a component in determining management bonuses.

Below is a table showing our Segment EBITDA by operation and a reconciliation of these figures to our consolidated results for the three months ended March 31, 2008 and 2007:

Reconciliation between Consolidated Statements of Operations and Segment Data (non-US GAAP)

	SEGMENT FINANCIAL INFORMATION
	For the Three Months Ended March 31,
	(US $000's)
	Segment Net Revenues (1)		Segment EBITDA
	2008	2007	2008	2007
Country
Croatia (NOVA TV)	$11,534	$7,232	$(2,730)	$(4,652)
Czech Republic (TV NOVA, GALAXIE SPORT, NOVA CINEMA)	85,558	51,519	43,845	25,667
Romania (2)	57,996	39,342	23,376	15,136
Slovak Republic (TV MARKIZA)	26,234	18,677	9,137	5,756
Slovenia (POP TV and KANAL A)	17,951	12,669	4,340	3,001
Ukraine (STUDIO 1+1)	23,219	18,075	(2,063)	(2,370)
Ukraine (KINO, CITI)	978	398	(1,206)	(2,417)
Total Segment Data	$223,470	$147,912	$74,699	$40,121

Reconciliation to Consolidated Statement of Operations:
Consolidated Net Revenues / Income before provision for income taxes and minority interest	$223,470	$147,912	$5,578	$4,449
Corporate operating costs (including non-cash stock-based compensation of $1.8 million and $1.2 million in 2008 and 2007, respectively)	-	-	10.017	14,773
Depreciation of station assets	-	-	12,340	6,899
Amortization of broadcast licenses and other intangibles	-	-	7,666	5,162
Interest expense, net	-	-	12,070	9,982
Foreign currency exchange loss, net	-	-	17,430	3,136
Change in fair value of derivatives	-	-	10,258	(4,524)
Other (income) / expense	-	-	(660)	244
Total Segment Data	$223,470	$147,912	$74,699	$40,121

(1) All net revenues are derived from external customers.  There are no inter-segmental revenues.

(2) Romanian networks are PRO TV, PRO CINEMA, ACASA, PRO TV INTERNATIONAL, SPORT.RO and MTV ROMANIA.